EXHIBIT 10.16(a)
AMENDMENT TO OPTION AGREEMENT
WITH GRANT DATE MARCH 24, 2008
     WHEREAS, Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”) and Lyn Kirby (“Optionee”) are parties to an Option Agreement with a Grant Date of March 24, 2008 (the “Option Agreement”) whereby the Company granted Optionee the option to purchase 625,000 shares of the Company’s Common Stock at an exercise price equal to $14.06 per share (the “Option”);
     WHEREAS, the Board of Directors on December 10, 2008 agreed to extend the exercise period of the Option following termination of Optionee’s employment in certain circumstances; and
     WHEREAS, the Company and the Optionee desire to amend the Option Agreement to reflect this extension.
     NOW THEREFORE, the Company and the Optionee hereby agree to amend Section 2 of the Option Agreement effective December 10, 2008 to read as follows:
“2. Option Period. The Option shall be valid for a term commencing on the Grant Date and will expire the earliest of: (i) ten (10) years from the Grant Date; (ii) the date three (3) months after the Optionee voluntarily ceases to be a Service Provider, other than for Good Reason (as defined in Optionee’s Employment Agreement with the Company dated June 16, 2008), death or Disability; (iii) June 24, 2012; (iv) fifteen (15) months after Optionee ceases to be a Service Provider as a result of death or Disability; or (v) the date Optionee ceases to be a Service Provider for reasons of Cause.”
In all other regards the Option Agreement shall remain in effect and outstanding.
Dated: January 27, 2009
ULTA SALON, COSMETICS & FRAGRANCE, INC.

/s/ Dennis K. Eck
By:	Dennis K. Eck
Its:	Non-Executive Chairman
OPTIONEE

/s/ Lyn Kirby
Lyn Kirby